Exhibit 99.1

Universal Health Services, Inc. Announces Retirement of Debra K. Osteen, President of the Behavioral Health Division

12/6/2018

KING OF PRUSSIA, Pa., December 6, 2018

Universal Health Services, Inc. (NYSE: UHS) today announced that Debra K. Osteen, President of the Behavioral Health Division, will retire effective January 31, 2019.

Over her 35-year tenure with UHS, and as President of the Behavioral Health Division since 1999, Ms. Osteen has helped the Division to become the largest system of freestanding behavioral health facilities in the United States. Under her leadership, through acquisition, expansion and addition, the Division has grown from 23 to over 300 behavioral health facilities, treating currently over 620,000 inpatients annually. “It has been my great privilege to work with a highly talented and committed team at UHS, and I am very proud of what we have accomplished as an organization, bringing much needed care to more patients,” said Debbie Osteen.

“I thank Debbie for her many years of dedicated service and her skill, passion and vision as a business leader. We appreciate her tremendous contributions to the Company and our Behavioral Health Division. Debbie led strong growth across our Behavioral Health Division while never losing focus on patient-centered care and quality outcomes,” stated Alan B. Miller, CEO and Chairman of the Board.

The Company will immediately commence a search for a successor. In the interim, the senior leadership in the Behavioral Health Division will report to Alan B. Miller and Marc Miller, President. Ms. Osteen will continue to be engaged for the next two years as a consultant to the Company.

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

Universal Health Services, Inc. (“UHS”) is one of the nation’s largest hospital management companies operating, through its subsidiaries, acute care hospitals, behavioral healthcare facilities and ambulatory care centers located throughout the United States, Puerto Rico and the United Kingdom. For additional information on the Company, visit our website: http://www.uhsinc.com.